Exhibit 10-bbb

BELLSOUTH NON-EMPLOYEE DIRECTORS
CHARITABLE CONTRIBUTION PROGRAM

Charitable Gift Program
This program, approved by the BellSouth Board of Directors on February 24, 1992, provides for charitable contributions of up to $1,000,000, paid by BellSouth Corporation as a part of its overall charitable giving program, to eligible institutions designated by each participating director in equal annual increments over a five year period following retirement (or death, if earlier) from the Board.

Eligibility to Participate
Each outside director of BellSouth Corporation (the "Company") is eligible to participate in the program after completing five years of service on the Board of BellSouth. In calculating tenure for purposes of the program, directors shall be given credit for service on the board of a subsidiary which participates in the BellSouth Corporation Directors Retirement Plan. Total service shall be rounded to the nearest whole year. The amount of the charitable contribution to be made to eligible institutions designated by a director is prorated for directors with between five and ten years of service, beginning at $500,000 for a director with five years of service and increasing $100,000 a year with the full amount available after completing ten years of service.

Designation of Recipients
Each participating director may designate an eligible institution or institutions (with the minimum level of gift at $100,000) at any time after becoming eligible to participate in the program, which institution shall be notified by the Company or the director of its selection. The director may change the designation at any time prior to the time the first installment is payable and the Company will so notify the institution. The Company's Corporate Affairs organization will provide assistance to the director, if desired, in selecting an institution and/or in negotiating any terms or conditions as to the contribution.

Should a participating director die prior to designation a recipient(s), the designation shall be made by the surviving spouse, if any; next, by the personal representative of the estate; failing either within six months of the date of the director's death the contribution shall be made to the BellSouth Foundation, Inc.

Publicity as to selection of the recipient shall be coordinated with the Company.

Eligible Institutions
Charitable contributions are limited to institutions which are eligible for contributions under the Company's matching gift program as in effect from time to time or in any successor program designated for this purpose. A director shall not designate as a recipient any institution from which the director or the director's family will receive property or an economic benefit as a result of the Company's contribution under this program or with respect to which such contribution would serve to satisfy any existing or future charitable pledge made by the director or member of the director's family.

Charitable Contributions
Charitable contributions shall be made to the eligible institution or institutions designated by a participating director in five equal annual installments. The first installment is payable upon the director's retirement under the BellSouth Corporation Non-employee Directors Retirement Plan, attainment of age 55 if later, or death if earlier. The following installments are payable at the beginning of the four succeeding years. No contributions shall be made to institutions designated by a director if the service of the director terminates by reason other than death or retirement under such Retirement Plan or if the director fails to be or remain in good standing.

No institution shall have an enforceable right to receive a charitable contribution under the program. If a designated recipient institution fails to continue to qualify as an eligible institution, a successor recipient institution shall be designated as otherwise provided above.

Financing
Charitable contribution payments shall be made by the Company from its general assets. The Company may purchase insurance on the lives of outside directors as a means to recoup the costs of the Program. However, no such insurance or other Company asset will be segregated for the sole purpose of making charitable contribution payments or serve to secure any such payment obligation.

Administration
The Board of Directors reserves the right to amend the program in any respect or to terminate the program with respect to directors prior to their retirement. The Nominating and Compensation Committee of the Board of Directors shall be responsible for all determinations that may arise under the program and shall provide for the administration of the program.